FOR IMMEDIATE RELEASE
CONTACT:       Michael L. Middleton
Chief Executive Officer
888.745.2265

TRI-COUNTY FINANCIAL CORP.  RECEIVES PRELIMINARY
APPROVAL FOR SMALL BUSINESS LENDING FUND CAPITAL

Waldorf, Maryland, August 31, 2011 -- Tri-County Financial Corporation (OTCBB: TCFC) (the “Company’), the holding company for Community Bank of Tri-County (the “Bank”), today announced today announced that it has received preliminary approval to receive an investment of up to $20.0 million in the Company’s preferred stock from the United States Department of the Treasury under the Small Business Lending Fund (the “SBLF”). The SBLF is a voluntary program intended to encourage small business lending by providing capital to qualified community banks at favorable rates.

The Company intends to use $16.3 million of the SBLF funds to redeem all of the shares of preferred stock issued to the Treasury under the TARP Capital Purchase Program, with the balance used to increase the Bank’s small business lending.  Subject to review of the SBLF documentation and final due diligence by the Treasury, the Company expects to seek the full amount of the approved investment.  Closing is expected to occur during September 2011.

Tri-County Financial Corporation is the bank holding company for Community Bank of Tri-County, which conducts business through its main office in Waldorf, Maryland, and nine branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland.

This press release may contain certain forward-looking statements, which are based on management’s current expectations regarding economic, legislative and regulatory issues that may impact the Company’s earnings in future periods.  Factors that could cause future results to vary materially from current management expectations include, but are not limited to, the results of the Treasury’s final due diligence review regarding the Company’s SBLF participation, general economic conditions, changes in interest rates, deposit flows, real estate values and competition, changes in accounting principles, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors affecting the Company’s operations, pricing, products and services.